Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS
February 22, 2010	NASDAQ:ARTW

ART’S WAY MANUFACTURING ANNOUNCES FINANCIAL RESULTS
FOR THE FISCAL YEAR 2009

Backlog for 2010 versus 2009 increases 16% to $ 17.4 million
Conference Call Scheduled For Thursday, February 25, 2010 At 10:00 AM Eastern

ARMSTRONG, IOWA, February 22, 2010 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of farm machinery in the United States and internationally, announced its financial results for the fiscal year ended November 30, 2009. Additionally, the Company has scheduled a conference call Thursday, February 25, 2010 at 10:00 AM Eastern Time to discuss the results and other information material to the Company’s business.

What: Art’s Way Manufacturing Fiscal Year 2009 Financial Results Conference Call

When: Thursday, February 25, 2010 - 10:00 AM Eastern Time

How: Live via phone by dialing 800-624-7038. Code: Art’s Way Manufacturing.  Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Chairman of the Board of Art’s Way Manufacturing, will be leading the call and discussing fiscal year 2009 financial results, the current state of the Company’s operations and the long-term outlook for the balance of 2010.

Highlight:
•	As of February 2010, order backlog is approximately $17,436,000, a 16% increase over the same time period in 2009, which was approximately $ 15,012,000.

	For the Fiscal Year Ended November 30
	2009	2008	Change
Revenue	$26,296,133	$32,041,138	-17.9%
Operating Income	$708,389	$2,766,260	-74.4%
Net Income	$762,250	$1,829,567	-58.3%
EPS (Basic)	$0.19	$0.46	-58.7%
EPS (Diluted)	$0.19	$0.46	-58.7%
Weighted avg. shares outstanding:
Basic	3,988,478	3,973,816
Diluted	3,990,357	3,990,500

Revenue:  Total revenue decreased 17.9%, from $32.04 million in fiscal 2008 to $26.3 million for the fiscal year ended November 30, 2009. The decrease was mainly due to the unfavorable economic conditions for a majority of the fiscal year 2009, which we believe caused many of our customers to forego or postpone purchases of agricultural equipment.

Income:  Operating income decreased from $2.77 million in fiscal 2008 to $708,000 for the fiscal year ended November 30, 2009, while net income for the fiscal year ended November 30, 2009 decreased from $1.83 million to $762,000.  These decreases were due largely to reduced sales and lower gross margins, which were the result of the high cost of steel during a greater portion of fiscal 2009 versus fiscal 2008.

Earnings per Share:  Earnings per diluted and basic share ended November 30, 2009 were $0.19, a decrease of $0.27 from 2008 earnings per diluted and basic share.

J. Ward McConnell, Jr., Executive Chairman of the Board of Directors said, “Amidst a global recession, starting in the third quarter of 2008 and throughout most of 2009, Art’s Way Manufacturing revenue was negatively influenced by the lack of revenue at Art’s Way Scientific. Their revenue was significantly impacted by the delays in government funding of grants for new modular laboratories as a result of the slow release of the economic stimulus package. Companies and universities postponed many decisions to build scientific buildings until the stimulus funds were released, which is just now beginning to happen.  In the coming quarters we expect Art’s Way Scientific – Buildings For Science – to garner a proportionate part of the new laboratories being constructed as the stimulus funds are distributed.

“Despite these tough times, we are committed to our strategies of controlling costs, growing our product line mix, like the addition of our auger and manure spreader lines, and improving our product structure to create higher gross profits. We feel this strategic business plan is definitely on target and will prove successful long term as the economic recovery progresses.

“The Company's Board of Directors declared an annual cash dividend of $0.06 payable on November 30, 2009, to shareholders of record on November 16, 2009. I am proud to say Art’s Way Manufacturing has paid a dividend each year since 2005.”

Mr. McConnell concluded by saying “I want to assure our shareholders, we have taken aggressive measures to align our business with current market conditions. We are monitoring these initiatives closely to ensure we achieve our future expected financial results. Our strong financial position including our lack of short term debt and our growing backlog of over $17 million will allow us to continue making calculated improvements to our product line and grow our market share for years to come. 2010 is going to be a better year.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After market, service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries: Art's Way Vessels Inc. manufactures pressurized tanks and vessels; Art's Way Scientific Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:  Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this release that are not strictly statements of historical facts, including: (i) statements relating to demand for new laboratory construction, (ii) statements regarding the impact of our strategic business plan on our long-term financial results and (iii) statements relating to future contemplated strategic improvements to our product lines, constitute forward-looking statements.   Such statements of anticipated future results are based on certain assumptions by management and current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.
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